Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

Charlie Lovering, Chief Financial Officer
843-522-1228 or email: clovering@lowcountrybank.com

January 27, 2004

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Annual Results

BEAUFORT, SOUTH CAROLINA — Coastal Banking Company Inc. (OTC:BB – CBCO) today announced record earnings for the year ending December 31, 2003.

Net income for the year ended December 31, 2003 was $864,000 compared to a net income for the year ended December 31, 2002 of $516,000. Basic earnings per share were $.91 for the year ended December 31, 2003 compared to basic earnings per share of $.54 for the year ended December 31, 2002. Diluted earnings per share were $.85 in 2003 compared to $.54 in 2002.

As of December 31, 2003, Coastal Banking Company reported total assets of $108 million. Total assets have increased $32 million or 42% since December 31, 2002. Deposits were $96 million and net loans totaled $67 million at the end of 2003.

Commenting on the results for the year, Randy Kohn, President and Chief Executive Officer stated, “We are very pleased with the progress of the company during 2003. Our growth exceeded our most optimistic expectations for the year. The fact that we have been able to accomplish this while maintaining strong credit quality pleases me the most. We are looking forward to continued success in 2004 and beyond.”

Coastal Banking Company Inc. is the holding company for Lowcountry National Bank and has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol CBCO.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.